Exhibit 99.1

Press Release
July 20, 2020
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Second Quarter 2020 Results

FORT WAYNE, INDIANA, July 20, 2020 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2020 financial results. The company reported second quarter 2020 net sales of $2.1 billion and net income of $75 million, or $0.36 per diluted share. Excluding the impact from the following items, the company’s second quarter 2020 adjusted net income was $100 million, or $0.47 per diluted share:

▪	Additional financing costs related to the company’s June 2020 refinancing activities of approximately $25 million, or $0.08 per diluted share, and
▪	Costs (net of capitalized interest) associated with the construction of the company’s Sinton Texas Flat Roll Steel Mill of approximately $10 million, or $0.03 per diluted share.

Comparatively, prior year second quarter net sales were $2.8 billion, with net income of $194 million, or $0.87 per diluted share, and sequential first quarter 2020 net sales were $2.6 billion, with net income of $187 million, or $0.88 per diluted share.

“I am incredibly proud of the 8,400 individuals that I am fortunate to work alongside at Steel Dynamics,” said Mark D. Millett, President and Chief Executive Officer. “The operating, commercial, and financial teams achieved best-in-class performance within the current unprecedented health and economic environment. We are operating safely, providing ongoing customer support, and taking advantage of longer-term financing opportunities. Our spirit of excellence was once again evidenced in our strong second quarter 2020 performance. Even though earnings were lower than robust sequential first quarter results, the team’s performance was tremendous within the circumstances. Our second quarter 2020 consolidated operating income was $159 million, adjusted EBITDA was $217 million, and cash flow generation from operations increased sequentially to $486 million, resulting in near-record liquidity of $2.8 billion.

“Our differentiated business model, coupled with the passion of our people drove strong steel mill production utilization, allowing for cost compression benefits and market share gains. Our second quarter 2020 steel shipments were only 12 percent lower than our record high sequential first quarter volumes,” continued Millett. “Our steel mills operated at almost 80 percent utilization, while the rest of the domestic industry operated at an estimated 55 percent. Our fabrication operations and steel processing locations helped achieve this higher utilization, complementing the market share gains. In addition, our metals recycling platform provided a competitive advantage in sourcing ferrous scrap for our steel mills in a challenging supply environment.”

In the second quarter of 2020, the company generated strong cash flow from operations of $486 million and available cash and short-term investments increased $111 million, as working capital management more than offset capital investments of $310 million. The company also executed its second investment grade notes offering, issuing $400 million of 2.400% notes due 2025 and $500 million of 3.250% notes due 2031. These transactions were leverage neutral and proceeds were used to repay $400 million of its 5.250% senior notes due 2023 and $500 million of its 5.500% senior notes due 2024. These transactions combined with the company’s December 2019 inaugural investment grade refinancing have extended its overall debt maturity profile and lowered its effective interest rate to four percent.

Second Quarter 2020 Comments

Second quarter 2020 operating income for the company’s steel operations was $172 million, or 41 percent lower than sequential first quarter results, due to lower selling values and shipments related to the temporary closures of numerous steel consuming businesses in response to the coronavirus (COVID-19) pandemic. Domestic automotive producers and the related supply chain idled operations beginning in March 2020 and slowly began restarting production in May and June. Construction related steel demand was steadier than industrial manufacturing throughout the second quarter. The second quarter 2020 average external product selling price for the company’s steel operations decreased $19 sequentially to $755 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $1 sequentially to $266 per ton. The company’s steel mill’s operated at 79 percent of their production capability during the second quarter 2020, with the flat roll group achieving a rate of 89 percent. Additionally, second quarter 2020 steel shipments of 2.5 million tons were only 12 percent lower than record high sequential first quarter shipments of 2.8 million tons, and only nine percent lower than the second quarter of 2019.

As states issued shelter-in-place mandates and domestic manufacturing slowed, scrap supply and collection declined. In addition, significantly lower second quarter 2020 domestic steel production of an estimated 55 percent, resulted in weak ferrous scrap demand. As a result, the company’s metals recycling operations recorded an operating loss of $6 million for the second quarter 2020, compared to operating income of $8 million in the sequential first quarter. As states have started to reopen, scrap flows have improved, and the company expects its metals recycling operations to return to profitability for the third quarter 2020.

Second quarter 2020 operating income from the company’s steel fabrication operations of $27 million was strong, nearly equal to sequential first quarter results of $29 million, based on steady shipments. The steel fabrication platform’s customer order backlog remains strong, and customers remain constructive concerning non-residential construction projects. The team has not seen widespread project delays or cancellations.

Year-to-Date June 30, 2020 Comparison

For the six months ended June 30, 2020, net income was $263 million, or $1.24 per diluted share, with net sales of $4.7 billion, as compared to net income of $399 million, or $1.78 per diluted share, with net sales of $5.6 billion for the same period in 2019. Excluding the impact from the following items, the company’s first half 2020 adjusted net income was $291 million, or $1.37 per diluted share:

▪	Additional financing costs related to the company’s June 2020 refinancing activities of approximately $25 million, or $0.08 per diluted share, and
▪	Costs (net of capitalized interest) associated with the construction of the company’s Sinton Texas Flat Roll Steel Mill of approximately $15 million, or $0.05 per diluted share.

First half 2020 net sales decreased 16 percent and operating income declined 25 percent to $433 million, when compared to the same period in 2019. Lower earnings were primarily the result of steel metal spread compression, as significantly lower average steel selling values, more than offset average ferrous scrap cost reductions across the steel platform. Compared to first half 2019, the average first half 2020 external selling price for the company's steel operations decreased $124 to $766 per ton. The average first half 2020 ferrous scrap cost per ton melted at the company’s steel mills decreased $61 to $266 per ton. Even though first half 2020 steel shipments of 5.4 million tons were only two percent lower than 2019 results, the impact of COVID-19 on steel and ferrous scrap demand in the second quarter of 2020 contributed significantly to the year-over-year decline in net sales and earnings.

In contrast, based on the company’s differentiated business model and highly, variable cost structure, the company increased cash flow generation from operations to $697 million in the first half 2020, an increase of 28 percent in comparison to prior year. In addition, liquidity at the end of the second quarter 2020 increased $479 million, or 21 percent, when compared to June 30, 2019. During the first half of 2020, the company invested $527 million in capital investments, paid cash dividends of $104 million, and repurchased $107 million of its common stock, while maintaining strong liquidity.

Outlook

“We entered 2020 in a position of strength with ample cash and available liquidity of $2.8 billion, and we remain in a position of strength maintaining that liquidity at the end of the second quarter 2020,” stated Millett. “Our differentiated business model and performance-driven culture have proven our ability to generate strong cash flow during challenging times such as these. We entered 2020 prepared for the capital investment requirements related to the construction of our new state-of-the art, electric-arc-furnace (EAF) flat roll steel mill. We are excited about this strategic project, and the associated long-term value creation it will bring through geographic and value-added product diversification. This facility is designed to have product size and quality capabilities beyond that of existing EAF flat roll steel producers, competing even more effectively with the integrated steel model and foreign competition, as well as providing a much more environmentally friendly steel production alternative for our customers. We have targeted specific regional markets. Our facility is located and designed to have a meaningful competitive advantage in these regions and in the displacement of imports. We have also now signed long-term agreements with two customers to co-locate on our site, and they plan to represent annual steel consuming and processing capability of over 800,000 tons. Construction is going well within our expected capital costs of $1.9 billion, with plans on schedule to commence operations mid-year 2021.

“I also want to congratulate our Columbus Flat Roll Division team for producing their first prime coil July 9th on their new 400,000-ton galvanizing line. This is their fourth value-added line investment and will allow them to sell significantly more higher margin products, while also providing a ready hot band consumer base in the South for our anticipated new Texas flat roll steel mill.

“It is still not possible to determine the full scope of the negative impact COVID-19 will cause to global economies and the related impact to domestic steel demand,” continued Millett. “As states continue to determine their reopening guidelines and many steel consuming businesses have resumed operations, we anticipate steel and metals recycling demand will improve in the second half of the year compared to second quarter 2020 trough results. The automotive sector and its related supply chain have restarted production, and we have started to see some resulting increase in steel demand and prime scrap production. The construction sector has remained more resilient and related steel demand has been steady, as evidenced by our Structural and Rail Division volume and steel fabrication platform’s customer backlog. The weaker sectors continue to be related to energy and general industrial consumers, which likely require a longer recovery period.

“Our commitment is to the safety of our teams, families, communities and to meet the needs of our customers. Our culture and our business model continue to positively differentiate our performance from the rest of the industry, and we are in a place of strength. We are competitively positioned and focused to deliver long-term value creation for all of our stakeholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2020 operating and financial results on Tuesday, July 21, 2020, at 10:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on July 26, 2020.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) the effects of pandemics or other health issues, such as the recent novel coronavirus outbreak (COVID-19); (3) cyclical and changing industrial demand; (4) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, energy, and other steel-consuming industries; (5) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (6) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (7) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (8) risks and uncertainties involving product and/or technology development; and (9) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months
	June 30,		June 30,		Ended
	2020	2019	2020	2019	March 31, 2020
Net sales	$2,094,305	$2,770,515	$4,669,405	$5,587,950	$2,575,100
Costs of goods sold	1,809,874	2,349,349	3,969,745	4,733,214	2,159,871
Gross profit	284,431	421,166	699,660	854,736	415,229

Selling, general and administrative expenses	109,299	106,250	222,197	217,288	112,898
Profit sharing	9,092	22,871	30,546	46,548	21,454
Amortization of intangible assets	7,190	7,013	14,381	14,026	7,191
Operating income	158,850	285,032	432,536	576,874	273,686

Interest expense, net of capitalized interest	27,702	32,321	55,721	63,443	28,019
Other expense (income), net	28,103	(4,249)	25,514	(10,592)	(2,589)
Income before income taxes	103,045	256,960	351,301	524,023	248,256

Income tax expense	24,280	60,214	81,700	122,450	57,420
Net income	78,765	196,746	269,601	401,573	190,836
Net income attributable to noncontrolling interests	(3,269)	(2,444)	(6,765)	(2,943)	(3,496)
Net income attributable to Steel Dynamics, Inc.	$75,496	$194,302	$262,836	$398,630	$187,340

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.36	$0.88	$1.24	$1.79	$0.88

Weighted average common shares outstanding	210,343	221,505	211,798	222,781	213,254

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.36	$0.87	$1.24	$1.78	$0.88

Weighted average common shares and share equivalents outstanding	211,378	222,519	212,701	233,741	214,024

Dividends declared per share	$0.25	$0.24	$0.50	$0.48	$0.25

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
Assets	2020	2019
	(unaudited)
Current assets
Cash and equivalents	$1,496,458	$1,381,460
Short-term investments	69,546	262,174
Accounts receivable, net	844,056	844,336
Inventories	1,567,017	1,689,043
Other current assets	39,043	76,012
Total current assets	4,016,120	4,253,025

Property, plant and equipment, net	3,587,450	3,135,886

Intangible assets, net	313,520	327,901

Goodwill	451,220	452,915

Other assets	100,031	106,038
Total assets	$8,468,341	$8,275,765
Liabilities and Equity
Current liabilities
Accounts payable	$701,932	$513,344
Income taxes payable	25,411	2,014
Accrued expenses	314,157	401,984
Current maturities of long-term debt	73,926	89,356
Total current liabilities	1,115,426	1,006,698

Long-term debt	2,636,722	2,644,988

Deferred income taxes	503,034	484,169

Other liabilities	73,237	75,055
Total liabilities	4,328,419	4,210,910

Commitments and contingencies

Redeemable noncontrolling interests	152,414	143,614

Equity
Common stock	646	646
Treasury stock, at cost	(1,623,855)	(1,525,113)
Additional paid-in capital	1,191,614	1,181,012
Retained earnings	4,576,629	4,419,296
Accumulated other comprehensive income (loss)	216	(7)
Total Steel Dynamics, Inc. equity	4,145,250	4,075,834
Noncontrolling interests	(157,742)	(154,593)
Total equity	3,987,508	3,921,241
Total liabilities and equity	$8,468,341	$8,275,765

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating activities:
Net income	$78,765	$196,746	$269,601	$401,573

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	78,721	80,911	158,980	161,085
Equity-based compensation	9,520	9,080	27,364	24,388
Deferred income taxes	14,634	11,550	20,561	23,641
Other adjustments	4,728	(564)	4,464	164
Changes in certain assets and liabilities:
Accounts receivable	154,352	70,624	280	9,562
Inventories	77,521	64,941	122,026	104,410
Other assets	11,137	7,292	9,596	7,593
Accounts payable	69,523	(58,484)	121,119	(55,278)
Income taxes receivable/payable	7,993	(36,428)	60,378	13,422
Accrued expenses	(20,884)	15,805	(97,078)	(147,534)
Net cash provided by operating activities	486,010	361,473	697,291	543,026

Investing activities:
Purchases of property, plant and equipment	(309,716)	(85,120)	(527,251)	(139,556)
Purchases of short term investments	-	(49,465)	(149,359)	(99,142)
Proceeds from maturities of short-term investments	149,648	109,034	341,988	213,771
Acquisition of business, net of cash and restricted cash acquired	-	-	-	(93,412)
Other investing activities	803	913	1,321	1,277
Net cash used in investing activities	(159,265)	(24,638)	(333,301)	(117,062)

Financing activities:
Issuance of current and long-term debt	1,099,774	125,222	1,316,035	246,456
Repayment of current and long-term debt	(1,103,814)	(133,875)	(1,339,571)	(249,146)
Dividends paid	(52,584)	(53,503)	(104,065)	(95,742)
Purchase of treasury stock	-	(93,136)	(106,529)	(177,444)
Other financing activities	(8,763)	(12)	(14,915)	(5,732)
Net cash used in financing activities	(65,387)	(155,304)	(249,045)	(281,608)

Increase in cash, cash equivalents, and restricted cash	261,358	181,531	114,945	144,356
Cash, cash equivalents, and restricted cash at beginning of period	1,240,984	797,248	1,387,397	834,423
Cash, cash equivalents, and restricted cash at end of period	$1,502,342	$978,779	$1,502,342	$978,779

Supplemental disclosure information:
Cash paid for interest	$59,668	$53,981	$68,453	$62,587
Cash paid for income taxes, net	$1,430	$84,516	$1,948	$86,355

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Second Quarter		Year to Date
	2020	2019	2020	2019	1Q 2020
External Net Sales
Steel	$1,628,027	$2,106,350	$3,569,733	$4,230,920	$1,941,706
Fabrication	215,250	241,424	436,186	469,904	220,936
Metals Recycling	156,583	323,100	448,439	674,237	291,856
Other	94,445	99,641	215,047	212,889	120,602
Consolidated Net Sales	$2,094,305	$2,770,515	$4,669,405	$5,587,950	$2,575,100
Operating Income
Steel	$172,395	$294,769	$465,141	$607,206	$292,746
Fabrication	27,196	30,706	56,400	51,369	29,204
Metals Recycling	(5,918)	10,614	2,408	30,572	8,326
Operations	193,673	336,089	523,949	689,147	330,276

Non-cash amortization of intangible assets	(7,190)	(7,013)	(14,381)	(14,026)	(7,191)
Profit sharing expense	(9,092)	(22,871)	(30,546)	(46,548)	(21,454)
Non-segment operations	(18,541)	(21,173)	(46,486)	(51,699)	(27,945)
Consolidated Operating Income	$158,850	$285,032	$432,536	$576,874	$273,686
Adjusted EBITDA
Net income	$78,765	$196,746	$269,601	$401,573	$190,836
Income taxes	24,280	60,214	81,700	122,450	57,420
Net interest expense	25,849	25,598	47,639	49,615	21,790
Depreciation	70,116	72,585	141,849	144,431	71,733
Amortization of intangible assets	7,190	7,013	14,381	14,026	7,191
Noncontrolling interest	(3,270)	(2,444)	(6,766)	(2,943)	(3,496)
EBITDA	202,930	359,712	548,404	729,152	345,474
Non-cash adjustments
Unrealized hedging gain	(208)	(3,719)	(1,470)	(1,977)	(1,262)
Inventory valuation	258	351	1,117	592	859
Equity-based compensation	9,519	9,080	20,331	19,699	10,812
Refinancing charges	4,907	-	4,907	-	-
Adjusted EBITDA	$217,406	$365,424	$573,289	$747,466	$355,883
Other Operating Information
Steel
Average external sales price (Per ton) (a)	$755	$879	$766	$890	$774
Average ferrous cost (Per ton melted) (b)	$266	$316	$266	$327	$267

Flat Roll shipments
Butler and Columbus Flat Roll divisions	1,358,473	1,574,463	2,942,737	3,101,314	1,584,264
Steel Processing divisions (c)	418,837	422,849	824,818	753,624	405,981
Long Product shipments
Structural and Rail Division	400,150	352,013	835,032	728,276	434,882
Engineered Bar Products Division	137,386	195,644	327,187	402,518	189,801
Roanoke Bar Division	125,104	128,460	265,326	280,860	140,222
Steel of West Virginia	78,069	95,929	170,101	187,177	92,032
Total Shipments (Tons)	2,518,019	2,769,358	5,365,201	5,453,769	2,847,182

External Shipments (Tons) (a)	2,152,856	2,386,851	4,648,020	4,734,060	2,495,164

Steel Mill Production (Tons)	2,132,167	2,401,289	4,667,400	4,812,455	2,535,233
Metals Recycling
Nonferrous shipments (000's of pounds)	166,914	266,222	438,992	558,260	272,078
Ferrous shipments (Gross tons)	802,070	1,189,679	1,994,214	2,361,040	1,192,144
External ferrous shipments (Gross tons)	197,970	425,477	591,621	808,318	393,651
Fabrication
Average sales price (Per ton)	$1,364	$1,538	$1,360	$1,556	$1,356
Shipments (Tons)	160,168	156,983	323,480	302,205	163,312

(a)	Represents all steel operations
(b)	Represents ferrous cost per ton melted at our six electric arc furnace steel mills
(c)	Includes Heartland, The Techs, and United Steel Supply locations